For Immediate Release Investor Services 888-926-2688 Media Contacts Diana Keary Senior Vice President Griffin Capital Company Dkeary@griffincapital.com 949-270-9303 Or Joe Berg Director Finsbury Joe.berg@finsbury.com 310-633-9446 Griffin Capital Essential Asset REIT Reports 2019 Third Quarter Results Total Revenue Increased 14.5 Percent from Third Quarter 2018 Successful Execution of Multiple Capital Transactions and Robust Leasing Activity EL SEGUNDO, Calif. (November 12, 2019) - Griffin Capital Essential Asset REIT, Inc. (the “REIT”) announced its results for the quarter ended September 30, 2019. The REIT reported a 14.5 percent increase in total revenue compared to the quarter ended September 30, 2018. The REIT had an active third quarter successfully executing the following transactions: acquisition of a McKesson Office Campus (“McKesson II”) in Scottsdale, Arizona, sale of properties in Fort Worth, Texas, Lynwood, Washington and Denver, Colorado, and realization of occupancies from new leases totaling 211,048 square feet. These transactions highlight the company’s continued success in acquiring attractive institutional quality real estate while maximizing property values and maintaining stabilized portfolio occupancy levels. “We continue to leverage the expertise of our asset management team, in particular their ability to execute full- cycle transactions and actively-manage our ongoing leasing opportunities," said Michael Escalante, Chief Executive Officer of the REIT. “These strengths are core to our investment strategy. I am extremely pleased with our results, the REIT's performance and the consistent value that we bring to our shareholders."

As of September 30, 2019, the REIT’s portfolio(1) consisted of 101 assets encompassing approximately 27.1 million rentable square feet of space in 25 states. Highlights and Accomplishments in Third Quarter 2019 and Results as of September 30, 2019: Financial Results  Total revenue was $97.4 million for the quarter ended September 30, 2019 compared to $85.0 million for the quarter ended September 30, 2018.  Net income attributable to common stockholders was $8.9 million, or $0.04 per basic and diluted share for the quarter ended September 30, 2019, compared to $2.9 million or $0.02 per basic and diluted share for the quarter ended September 30, 2018. The increase during the period was primarily due to the merger. Non-GAAP Measures  Adjusted funds from operations, or AFFO, was approximately $37.2 million for the quarter ended September 30, 2019, virtually equivalent to last year’s comparative period. Funds from operations, or FFO,(2) was approximately $37.0 million and $33.8 million for the quarters ended September 30, 2019 and 2018, respectively. Please see the financial reconciliation tables and notes at the end of this release for more information regarding AFFO and FFO.  Our Adjusted EBITDA, as defined per our credit facility agreement, was approximately $64.1 million for the quarter ended September 30, 2019 with a fixed charge and interest coverage ratio of 2.8X and 3.3X, respectively. Please see the financial reconciliation tables and notes at the end of this release for more information regarding adjusted EBITDA and related ratios. Portfolio Overview  The enterprise value of our portfolio as of September 30, 2019 was $4.7 billion.(3)  Our weighted average remaining lease term was approximately 7.5 years with average annual rent increases of approximately 2.2%.  Approximately 61.5% of our portfolio’s net rental revenue(4) was generated by properties leased to tenants and/or guarantors with investment grade credit ratings or whose non-guarantor parent companies have investment grade credit ratings.(5)  Our portfolio as of September 30, 2019 was 91.6% leased.  The ratio of net debt (6) to total real estate acquisition price and net debt to enterprise value as of September 30, 2019 was 48.8% and 43.7%, respectively.(1) Acquisition  On September 20, 2019, we acquired McKesson II at a purchase price of $37.7 million, which is A two- story Class “A” office building totaling 124,879 square feet located in Scottsdale, Arizona. The Property is fully leased to McKesson Corporation until May 31, 2029. Dispositions  On September 5, 2019, we sold 7601 Technology Way property located in Denver, Colorado, for $48.8 million, less closing costs and credits. The carrying value of the property was recently recorded at its estimated fair value of approximately $37.6 million as a result of the merger. Upon the sale of the property, we recognized a gain of approximately $8.1 million.  On July 30, 2019, we sold the Lynnwood IV land parcel located in Lynnwood, WA, for $1.8 million, less closing costs and credits. The carrying value of the land parcel was approximately $1.3 million. Upon the sale, we recognized a gain of approximately $0.3 million.  On July 17, 2019, the Heritage Common X Ltd. joint venture sold the Heritage X property located in Fort Worth, TX. At the time of the sale, the Company had an ownership interest of approximately 45% in the joint venture.

Leasing Activity  During the quarter ended September 30, 2019, we executed new leases totaling 211,048 square feet, which included the execution of a new 12-year lease with a Genuine Parts Company for 79,900 square feet in Atlanta, GA, three 10-year leases with Bohler Engineering NJ, LLC, Control Point Associates, Inc., and Whitestone Associates, Inc. for 65,800 square feet in Warren, NJ and a 10-year lease with EAN Holdings, LLC dba Enterprise Rental Car for 26,600 square feet in Renton, WA.  Leases commencing during the quarter totaled 636,900 square feet, including 268,000 square feet of renewal and 368,900 square feet of new leases. Subsequent Events  On October 14, 2019, we sold the FedEx Freight property located in West Jefferson, Ohio for $30.3 million, less closing costs and credits. The property sold for approximately the carrying value. About Griffin Capital Essential Asset REIT Griffin Capital Essential Asset REIT, Inc. is a self-managed, publicly registered, non-traded REIT with a portfolio consisting primarily of single tenant business essential properties throughout the United States, diversified by corporate credit, physical geography, product type, and lease duration. Griffin Capital Essential Asset REIT, Inc.’s portfolio, as of September 30, 2019, consists of 101 office and industrial properties totaling 27.1 million rentable square feet, located in 25 states, representing total REIT enterprise value of approximately $4.7 billion. Additional information is available at www.gcear.com. This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the REIT’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (the "SEC"). This is neither an offer nor a solicitation to purchase securities. ______________________________ 1. Excludes the property information related to the acquisition of an 80% ownership interest in a joint venture with affiliates of Digital Realty Trust, L.P. 2. FFO, as described by the National Association of Real Estate Investment Trusts ("NAREIT"), is adjusted for non- controlling interest and redeemable preferred distributions. 3. Total enterprise value includes the outstanding debt balance (excluding deferred financing costs and premium/discounts), plus unconsolidated debt - pro rate share, plus preferred equity, plus total outstanding shares multiplied by the NAV, less cash and cash equivalents - excludes restricted cash. Total outstanding shares includes limited partnership units issued and shares issued pursuant to the DRP, net of redemptions. 4. Net rent is based on (a) the contractual base rental payments assuming the lease requires the tenant to reimburse us for certain operating expenses or the property is self-managed by the tenant and the tenant is responsible for all, or substantially all, of the operating expenses; or (b) contractual rent payments less certain operating expenses that are our responsibility for the 12-month period subsequent to September 30, 2019 and includes assumptions that may not be indicative of the actual future performance of a property, including the assumption that the tenant will perform its obligations under its lease agreement during the next 12 months.

5. Approximately 61.5% of our portfolio's net rental revenue was generated by properties leased to tenants and/or guarantors with investment grade credit ratings or whose non-guarantor parent companies have investment grade ratings or what management believes are generally equivalent ratings. Of the 61.5% investment grade tenant ratings, 56.8% is from a Nationally Recognized Statistical Rating Organization (NRSRO) credit rating, with the remaining 4.7% being from a non-NRSRO, but having a rating that we believe is generally equivalent to an NRSRO investment grade rating. Bloomberg’s default risk rating is an example of a non-NRSRO rating. 6. Net debt includes $100.0 million of borrowing used to redeem investors in October and pro rata share of unconsolidated debt, net of cash and cash equivalents.

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC. CONSOLIDATED BALANCE SHEETS (Unaudited, in thousands, except units and share amounts) September 30, 2019 December 31, 2018 ASSETS Cash and cash equivalents $ 50,262 $ 48,478 Restricted cash 31,913 15,807 Real estate: Land 473,709 350,470 Building and improvements 3,092,799 2,165,016 Tenant origination and absorption cost 752,012 530,181 Construction in progress 14,785 27,697 Total real estate 4,333,305 3,073,364 Less: accumulated depreciation and amortization (638,464) (538,412) Total real estate, net 3,694,841 2,534,952 Real estate assets and other assets held for sale, net 29,804 — Investments in unconsolidated entities 20,795 30,565 Intangible assets, net 14,199 17,099 Deferred rent receivable 63,565 55,163 Deferred leasing costs, net 50,114 29,958 Goodwill 229,948 229,948 Due from affiliates 1,523 19,685 Right of use asset 41,705 — Other assets 34,127 31,120 Total assets $ 4,262,796 $ 3,012,775 LIABILITIES AND EQUITY Debt, net $ 1,930,141 $ 1,353,531 Restricted reserves 16,508 8,201 Interest rate swap liability 29,981 6,962 Redemptions payable 100,361 — Distributions payable 15,585 12,248 Due to affiliates 14,867 42,406 Intangible liabilities, net 33,554 23,115 Lease liability 44,867 — Accrued expenses and other liabilities 91,370 80,616 Liabilities of real estate assets held for sale 184 — Total liabilities 2,277,418 1,527,079 Commitments and contingencies Perpetual convertible preferred shares 125,000 125,000 Common stock subject to redemption 15,861 11,523 Noncontrolling interests subject to redemption; 558,662 and 531,161 units as of September 30, 2019 and December 31, 2018, respectively 4,887 4,887 Stockholders’ equity: Common stock, $0.001 par value; 700,000,000 shares authorized; 235,382,622 and 174,278,341 shares outstanding in the aggregate as of September 30, 2019 and December 31, 2018, respectively 236 174 Additional paid-in capital 2,137,112 1,556,770 Cumulative distributions (676,890) (570,977) Accumulated earnings 157,005 128,525 Accumulated other comprehensive loss (27,008) (2,409) Total stockholders’ equity 1,590,455 1,112,083 Noncontrolling interests 249,175 232,203 Total equity 1,839,630 1,344,286 Total liabilities and equity $ 4,262,796 $ 3,012,775

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share amounts) Three Months Ended Nine Months Ended September 30, September 30, 2019 2018 2019 2018 Revenue: Rental income $ 97,435 $ 85,041 $ 277,276 $ 251,431 Expenses: Property operating expense 14,717 13,055 39,091 36,060 Property tax expense 10,050 11,301 27,722 33,460 Asset management fees to affiliates — 6,015 — 17,670 Property management fees to affiliates — 2,503 — 7,049 Property management fees to non-affiliates 822 — 2,620 — General and administrative expenses 7,519 2,111 17,708 5,042 Corporate operating expenses to affiliates 729 948 1,453 2,630 Depreciation and amortization 41,440 30,096 112,311 89,258 Total expenses 75,277 66,029 200,905 191,169 Income before other income and (expenses) 22,158 19,012 76,371 60,262 Other income (expenses): Interest expense (19,560) (14,161) (53,642) (41,251) Management fee revenue from affiliates — — 6,368 — Other (loss) income, net (1,850) 57 (370) 217 Gain (loss) from investment in unconsolidated entities 3,027 (579) 1,919 (1,617) Gain from disposition of assets 8,441 — 8,441 1,158 Net income 12,216 4,329 39,087 18,769 Distributions to redeemable preferred shareholders (2,047) (1,228) (6,141) (1,228) Net income attributable to noncontrolling interests (1,149) (157) (4,226) (671) Net income attributable to controlling interest 9,020 2,944 28,720 16,870 Distributions to redeemable noncontrolling interests attributable to common stockholders (81) (90) (240) (266) Net income attributable to common stockholders $ 8,939 $ 2,854 $ 28,480 $ 16,604 Net income attributable to common stockholders per share, basic and diluted $ 0.04 $ 0.02 $ 0.13 $ 0.10 Weighted average number of common shares outstanding, basic and diluted 245,579,526 167,037,629 216,344,938 169,430,447 Cash distributions declared per common share $ 0.13 $ 0.17 $ 0.46 $ 0.51

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC. Funds from Operations and Adjusted Funds from Operations (in thousands) Funds from Operations and Adjusted Funds from Operations Our management believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Management is responsible for managing interest rate, hedge and foreign exchange risks. To achieve our objectives, we may borrow at fixed rates or variable rates. In order to mitigate our interest rate risk on certain financial instruments, if any, we may enter into interest rate cap agreements or other hedge instruments and in order to mitigate our risk to foreign currency exposure, if any, we may enter into foreign currency hedges. We view fair value adjustments of derivatives, impairment charges and gains and losses from dispositions of assets as non-recurring items or items which are unrealized and may not ultimately be realized, and which are not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. In order to provide a more complete understanding of the operating performance of a REIT, the National Association of Real Estate Investment Trusts (“NAREIT”) promulgated a measure known as funds from operations (“FFO”). FFO is defined as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, adding back asset impairment write-downs, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships, joint ventures and preferred distributions. Because FFO calculations exclude such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than we do, making comparisons less meaningful. Additionally, we use Adjusted Funds from Operations (“AFFO”) as a non-GAAP financial measure to evaluate our operating performance. AFFO is a measure used among our peer group, which includes daily NAV REITs. We also believe that AFFO is a recognized measure of sustainable operating performance by the REIT industry. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies. Management believes that AFFO is a beneficial indicator of our ongoing portfolio performance and ability to sustain our current distribution level. More specifically, AFFO isolates the financial results of our operations. AFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, AFFO for the period presented may not be indicative of future results or our future ability to pay our dividends. By providing FFO and AFFO, we present information that assists investors in aligning their analysis with management’s analysis of long-term operating activities. As explained below, management’s evaluation of our operating performance excludes items considered in the calculation of AFFO based on the following economic considerations:

• Revenues in excess of cash received, net. Most of our leases provide for periodic minimum rent payment increases throughout the term of the lease. In accordance with GAAP, these contractual periodic minimum rent payment increases during the term of a lease are recorded to rental revenue on a straight-line basis in order to reconcile the difference between accrual and cash basis accounting. As straight-line rent is a GAAP non-cash adjustment and is included in historical earnings, FFO is adjusted for the effect of straight-line rent to arrive at AFFO as a means of determining operating results of our portfolio. By adjusting for this item, we believe AFFO is reflective of the realized economic impact of our leases (including master agreements) that is useful in assessing the sustainability of our operating performance. • Amortization of stock-based compensation. We have excluded the effect of stock-based compensation expense from our AFFO calculation. Although stock-based compensation expense is calculated in accordance with current GAAP and constitutes an ongoing and recurring expense, such expense is excluded from AFFO because it is not an expense which generally requires cash settlement, and therefore is not used by us to assess the profitability of our operations. We also believe the exclusion of stock-based compensation expense provides a more useful comparison of our operating results to the operating results of our peers. • Deferred rent. Most of our leases provide for periodic minimum rent payment increases throughout the term of the lease. In accordance with GAAP, these periodic minimum rent payment increases during the term of a lease are recorded on a straight-line basis and create deferred rent. As deferred rent is a GAAP non-cash adjustment and is included in historical earnings, FFO is adjusted for the effect of deferred rent to arrive at AFFO as a means of determining operating results of our portfolio. • Amortization of in-place lease valuation. Acquired in-place leases are valued as above-market or below-market as of the date of acquisition based on the present value of the difference between (a) the contractual amounts to be paid pursuant to the in-place leases and (b) management's estimate of fair market lease rates for the corresponding in-place leases over a period equal to the remaining non-cancelable term of the lease for above-market leases. The above- market and below-market lease values are capitalized as intangible lease assets or liabilities and amortized as an adjustment to rental income over the remaining terms of the respective leases. As this item is a non-cash adjustment and is included in historical earnings, FFO is adjusted for the effect of the amortization of in-place lease valuation to arrive at AFFO as a means of determining operating results of our portfolio. • Acquisition-related costs. We were organized primarily with the purpose of acquiring or investing in income-producing real property in order to generate operational income and cash flow that will allow us to provide regular cash distributions to our stockholders. In the process, we incur non-reimbursable affiliated and non-affiliated acquisition- related costs, which in accordance with GAAP are capitalized and included as part of the relative fair value when the property acquisition meets the definition of an asset acquisition or are expensed as incurred and are included in the determination of income (loss) from operations and net income (loss), for property acquisitions accounted for as a business combination. By excluding acquisition-related costs, AFFO may not provide an accurate indicator of our operating performance during periods in which acquisitions are made. However, it can provide an indication of our on- going ability to generate cash flow from operations and continue as a going concern after we cease to acquire properties on a frequent and regular basis, which can be compared to AFFO of other non-listed REITs that have completed their acquisition activity and have similar operating characteristics to ours. Management believes that excluding these costs from AFFO provides investors with supplemental performance information that is consistent with the performance models and analyses used by management. • Financed termination fee, net of payments received. We believe that a fee received from a tenant for terminating a lease is appropriately included as a component of rental revenue and therefore included in AFFO. If, however, the termination fee is to be paid over time, we believe the recognition of such termination fee into income should not be included in AFFO. Alternatively, we believe that the periodic amount paid by the tenant in subsequent periods to satisfy the termination fee obligation should be included in AFFO.

• Gain or loss from the extinguishment of debt. We use debt as a partial source of capital to acquire properties in our portfolio. As a term of obtaining this debt, we will pay financing costs to the respective lender. Financing costs are presented on the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts and amortized into interest expense on a straight-line basis over the term of the debt. We consider the amortization expense to be a component of operations if the debt was used to acquire properties. From time to time, we may cancel certain debt obligations and replace these canceled debt obligations with new debt at more favorable terms to us. In doing so, we are required to write off the remaining capitalized financing costs associated with the canceled debt, which we consider to be a cost, or loss, on extinguishing such debt. Management believes that this loss is considered an event not associated with our operations, and therefore, deems this write off to be an exclusion from AFFO. • Unrealized gains (losses) on derivative instruments. These adjustments include unrealized gains (losses) from mark-to- market adjustments on interest rate swaps and losses due to hedge ineffectiveness. The change in the fair value of interest rate swaps not designated as a hedge and the change in the fair value of the ineffective portion of interest rate swaps are non-cash adjustments recognized directly in earnings and are included in interest expense. We have excluded these adjustments in our calculation of AFFO to more appropriately reflect the economic impact of our interest rate swap agreements. • Dead deal costs. As part of investing in income-producing real property, we incur non-reimbursable affiliated and non- affiliated acquisition-related costs for transactions that fail to close, which in accordance with GAAP, are expensed and are included in the determination of income (loss) from operations and net income (loss). Similar to acquisition-related costs (see above), management believes that excluding these costs from AFFO provides investors with supplemental performance information that is consistent with the performance models and analyses used by management. For all of these reasons, we believe the non-GAAP measures of FFO and AFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. However, a material limitation associated with FFO and AFFO is that they are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and AFFO. The use of AFFO as a measure of long-term operating performance on value is also limited if we do not continue to operate under our current business plan as noted above. AFFO is useful in assisting management and investors in assessing our ongoing ability to generate cash flow from operations and continue as a going concern in future operating periods, and in particular, after the offering and acquisition stages are complete. However, FFO and AFFO are not useful measures in evaluating NAV because impairments are taken into account in determining NAV but not in determining FFO and AFFO. Therefore, FFO and AFFO should not be viewed as a more prominent measure of performance than income (loss) from operations, net income (loss) or to cash flows from operating activities and each should be reviewed in connection with GAAP measurements. Neither the SEC, NAREIT, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate AFFO and its use as a non-GAAP performance measure. In the future, the SEC or NAREIT may decide to standardize the allowable exclusions across the REIT industry, and we may have to adjust the calculation and characterization of this non-GAAP measure.

Our calculation of FFO and AFFO is presented in the following table for the three and nine months ended September 30, 2019 and 2018 (in thousands): Three Months Ended Nine Months Ended September 30, September 30, 2019 2018 2019 2018 Net income $ 12,216 $ 4,329 $ 39,087 $ 18,769 Adjustments: Depreciation of building and improvements 22,843 15,991 57,473 44,390 Amortization of leasing costs and intangibles 18,590 14,098 54,817 44,847 Equity interest of depreciation of building and improvements - unconsolidated entities 712 656 2,076 1,933 Equity interest of amortization of intangible assets - unconsolidated entities 1,158 1,162 3,474 3,486 Gain from sale of depreciable operating property (8,441) — (8,441) (1,158) Company's share of gain on sale of unconsolidated entity (3,609) — (3,609) — FFO 43,469 36,236 144,877 112,267 Distribution to redeemable preferred shareholders (2,047) (1,228) (6,141) (1,228) Cash distributions to noncontrolling interest (4,402) (1,194) (13,549) (3,543) FFO, net of noncontrolling interest and redeemable preferred distributions $ 37,020 $ 33,814 $ 125,187 $ 107,496 Reconciliation of FFO to AFFO: FFO, net of noncontrolling interest and redeemable preferred distributions $ 37,020 $ 33,814 $ 125,187 $ 107,496 Adjustments: Revenues in excess of cash received, net (5,067) (4,762) (9,655) (10,210) Amortization of share-based compensation 950 — 1,589 — Deferred rent - ground lease 293 290 879 551 Amortization of above/(below) market rent (871) (663) (2,639) (135) Amortization of debt premium/(discount) 109 8 191 24 Amortization of ground leasehold interests 7 7 21 21 Non-cash lease termination income — — (10,150) (6,304) Financed termination fee payments received 1,500 7,686 3,008 11,122 Company's share of revenues in excess of cash received (straight-line rents)- unconsolidated entity 233 77 295 39 Company's share of amortization of above market rent- unconsolidated entity 924 739 2,772 2,217 Performance fee adjustment — — (2,604) — Implementation of lease accounting guidance 2,052 — — — AFFO $ 37,150 $ 37,196 $ 108,894 $ 104,821

GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
Adjusted EBITDA
(Unaudited; dollars in thousands)

	Three Months Ended September 30, 2019	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018
ADJUSTED EBITDA[1]:				
Net income	$ 12,216	$ 4,329	$ 39,087	$ 18,769
Adjustment to net income[2]	—	—	(5,995)	—
Net income adjusted	12,216	4,329	33,092	18,769
Depreciation and amortization	41,440	30,096	126,523	89,258
Interest expense	19,615	13,406	59,192	38,957
Amortization - Deferred financing costs	530	747	5,260	2,270
Amortization - Debt premium	109	8	192	23
Amortization - In-place lease	(870)	(663)	(4,187)	(135)
Income taxes	238	213	1,110	354
Asset management fees	—	6,015	—	17,670
Property management fees to affiliates	—	2,503	—	7,049
Property management fees to non-affiliates	822	—	1,714	—
Acquisition fees and expenses	—	—	379	—
Deferred rent	(5,067)	(4,762)	(11,146)	(10,210)
Termination Income (Non-Cash)	—	—	(11,178)	—
Termination Income (Cash)	1,500	—	3,008	—
Lease Accounting True Up	2,052	—	2,052	—
Extraordinary Losses or Gains:				
Gain on disposition	(8,441)	—	(8,441)	(1,158)
Gain (loss) from investment in unconsolidated entities	(3,609)	—	(3,609)	—
Equity percentage of net (income) loss for the Parent's non-wholly owned direct and indirect subsidiaries	582	579	1,690	1,617
Equity percentage of EBITDA for the Parent's non-wholly owned direct and indirect subsidiaries	4,254	2,255	8,932	6,703
	65,371	54,726	204,583	171,167
Less: Capital reserves	(1,295)	(931)	(3,859)	(2,751)
Adjusted EBITDA (per credit facility agreement)	$ 64,076	$ 53,795	$ 200,724	$ 168,416
Principal paid and due	$ 1,652	$ 1,577	$ 4,903	$ 4,896
Interest expense	19,615	13,980	57,601	40,625
Cash dividends on Preferred Stock (including any paid under the 2018 Preferred Documents)	2,047	—	6,141	—
	$ 23,314	$ 15,557	$ 68,645	$ 45,521
Interest Coverage Ratio[3]	3.27	3.85	3.48	4.15
Fixed Charge Coverage Ratio[4]	2.75	3.21	2.92	3.70

(1) Adjusted EBITDA, as defined in our credit facility agreement, is calculated as net income before interest, taxes, depreciation and amortization (EBITDA), plus acquisition fees and expenses, asset and property management fees, straight-line rents and in-place lease amortization for the period, further adjusted for acquisitions that have closed during the quarter and certain reserves for capital expenditures.

(2) Adjustment is a result of combined financial information from EA-1 and us.

(3) Interest coverage is the ratio of interest expense as if the corresponding debt was in place at the beginning of the period to adjusted EBITDA.

(4) Fixed charge coverage is the ratio of principal amortization for the period plus interest expense as if the corresponding debt were in place at the beginning of the period plus preferred unit distributions as if in place at the beginning of the period over adjusted EBITDA.